LAW OFFICES OF William B. Barnett __________ OF COUNSEL Alan L. Rosen	21550 OXNARD STREET MAIN PLAZA - SUITE 200 WOODLAND HILLS, CALIFORNIA 91367 TELEPHONE (818) 595-7717 FAX (818) 999-2269 wbarnett@wbarnettlaw.com

December 19, 2007

By Email:  brad@williams-webster.com

Williams & Webster, P.S.
Bank of America Fin. Center
601 W. Riverside, Ste. 1940
Spokane, WA 99201
Attn:  Brad Johnson

RE: Auriga Laboratories, Inc.

Ladies and Gentlemen:

We have been requested to furnish you with certain information in connection with the reissuance of your report on the financial statements of Auriga Laboratories, Inc. as of December 31, 2006 to be used in the filing of an SB-2 Registration Statement with the SEC on or about December 20, 2007 (the “Registration Statement”).

We call your attention to the fact that this firm has only represented Auriga Laboratories, Inc. (the “Company”), since December 14, 2007, in connection with certain general corporate and securities matters and has not been engaged for any other purpose.

Subject to the foregoing and to the last paragraph of this letter, we advise you that since December 14, 2007, we have not been engaged to give substantive attention to, or represent the Company in connection with, loss contingencies coming within the scope of clause (a) of Paragraph 5 of the Statement of Policy referred to in the last paragraph of this letter, except as follows:

NONE

However, as a result of drafting the Company’s Registration Statement, this firm is aware that the Company is or was involved in certain litigation.  Specifically, the Company is involved in one lawsuit with Laboratories Carilene S.A.S.  Although we have not been engaged to represent the Company in this matter, we want to acknowledge their existence.  Any specific information related to the lawsuits should be confirmed with the Company’s litigation counsel, Frommer Lawrence & Haug LLP in New York, New York.

With respect to the matters specifically identified in the Company’s letter and upon which comment has been specifically requested, as contemplated by clauses (b) or (c) of Paragraph 5 of the ABA Statement of Policy, we advise you, subject to the last paragraph of this letter as follows:

There are no unasserted possible claims or assessments that we have advised the Company are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5.

The information set forth herein is as of the date hereof, and we disclaim any undertaking to advise you of changes which thereafter may be brought to our attention.

This response is limited by, and in accordance with, the ABA Statement of Policy Regarding Lawyers’ Responses to Auditors’ Requests for information (December 1975); without limiting the generality of the foregoing, the limitations set forth in such Statement on the scope of and use of this response (Paragraphs 2 and 7) are specifically incorporated herein by reference, and any description herein of any “loss contingencies” is qualified in its entirety by Paragraph 5 of the Statement and the accompanying  Commentary (which is an integral part of the Statement).  Consistent with the last sentence of Paragraph 6 of the ABA Statement of Policy and pursuant to the Company’s request, this will confirm as correct the Company’s undertakings as set forth in its audit inquiry letter to us that whenever, in the course of performing legal services for the Company with respect to a matter recognized to involve an unasserted possible claim or assessment that may call for financial statement disclosure, we have formed a professional conclusion that the Company must disclose or consider disclosure concerning such possible claim or assessment, we, as a matter of professional responsibility to the Company, will so advise the Company and will consult with the Company concerning the question of disclosure and the applicable requirements of Statement of Financial Accounting Standards No. 5.

Sincerely,

Law Offices of William B. Barnett

                                    /s/ William B. Barnett

William B.  Barnett

WBB/scc